                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 01, 2001

                         Commission File Number 0-11688


                          AMERICAN ECOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                    95-3889638
---------------------------------------    -------------------------------------
  (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                         Identification Number)




               805 W. Idaho
               Suite. # 200
               Boise, Idaho                               83702-8916
----------------------------------------    ------------------------------------
(Address of principal executive offices)                 (Zip Code)



                                 (208) 331-8400
           ----------------------------------------------------------
               (Registrants telephone number, including area code)


Indicate by a check mark whether Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

                                              YES  [X]   NO  [ ]

--------------------------------------------------------------------------------
                            EXPLANATION OF AMENDMENT

The Registrant, American Ecology Corporation ("The Company"), filed an initial report on Form 8-K on February 2, 2001 with the Securities and Exchange Commission. This report amends Item2 and Item 7., Financial Statements and Exhibits, to include the historical, pro forma, and other required financial statements for the purchase of Envirosafe Services of Idaho, Inc. within 60 days of February 15, 2001 the date the initial report on Form 8-K was required to be filed.

AMERICAN ECOLOGY CORPORATION

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On February 2, 2001, American Ecology Corporation, ("AEC" or "the Company") announced the acquisition of all the capital stock of Envirosafe Services of Idaho, Inc. a Delaware corporation ("ESII"). The acquisition was pursuant a Stock Purchase Agreement (the "Agreement") by and among the Company, its wholly-owned subsidiary American Ecology Environmental Services Corporation, a Texas corporation, Envirosource Technologies Inc., a Delaware corporation whose main offices are located at 1155 Business Center Drive, Horsham, Pennsylvania 19044, (the "Seller") and Envirosource, Inc., a Delaware corporation, and parent company of Envirosource Technologies Inc. The purchase agreement is dated February 1, 2001.

Under the terms of the Agreement, the Company paid One Thousand and 00/100 dollars ($1,000.00) in cash for all of the outstanding capital stock of ESII, a subsidiary of Envirosource Technologies Inc. Through the acquisition of all of the capital stock of ESSI, the Company acquired assets and assumed liabilities totaling approximately $20.4 million. The acquisition was accounted for using the purchase accounting method. The respective board of directors of each company approved the acquisition. The purchase price was paid from the Company's working capital. There was no prior business relationship between the Company and the Seller.

Pursuant to the Agreement, the Company acquired all of the authorized and issued stock of ESII, thereby obtaining ownership of all ESII assets and liabilities. The principal ESII assets are a Resource Conservation and Recovery Act ("RCRA")and Toxic Substances Control Act ("TSCA")permitted waste treatment and disposal facility located in Grandview, Idaho, a contract to operate a hazardous waste treatment facility located at an Illinois steel mill site in Sterling, Illinois ("Sterling"), exclusive rights to use a patented hazardous waste treatment process for steel mill electric arc furnace dust waste within a defined service territory in the western United States, and a hazardous waste disposal facility near Bruneau, Idaho previously closed in accordance with RCRA. The assets acquired totaled approximately $20.4 million on February 2, 2001.

ITEM 7.  FINANCIAL STATEMENTS, PRO-FORMA INFORMATION AND EXHIBITS.

(a)  Pro Forma Combined Financial Statements
            Pro Forma Combined Balance Sheet December 31, 2000............ II-2
            Pro Forma Combined Statement of Operations at December 31,
            2000.......................................................... II-3
            Notes to Pro Forma Combined Financial Statement............... II-4

(b)  Financial Statements for Envirosafe Services of Idaho
            Report of Independent Public Accountants...................... II-5

            ESII Balance Sheet as of December 31, 1999 and
            2000.......................................................... II-6
            ESII Statements of Operations for December 31, 1999 and
            2000.......................................................... II-7
            ESII Statements of Shareholder's Equity for December 31,
            1999 and 2000................................................. II-8

            ESII Statements of Cash Flows for December 31, 1999 and
            2000.......................................................... II-9
            Notes to Financial Statements of ESII......................... II-10

(c)  Exhibits
                 23.1 Consent of Balukoff, Lindstrom & Co., P.A.

These financial statements do not purport to represent the combined results of operations of the Company and ESII that might have occurred had the ESII acquisition been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments relate to the purchase allocation of ESII and give effect to marking certain assets to fair market value. AEC has made reclassifications to certain liabilities of ESII consistent with the purchase method of accounting. Other adjustments may be recorded based upon information received in the future. Such adjustments may have a significant impact on total assets and liabilities, cost of operations, depreciation and amortization, and other expense accounts.

These pro forma adjustments do not reflect possible costs related to environmental matters, litigation liabilities, regulatory compliance matters, integration or certain abandonment of assets, all of which could result in additional future charges. Any purchase accounting adjustments, or related costs and possible charges arising from the purchase of ESII, may materially impact the Company's future combined financial position and combined financial results of operations. These pro forma financial statements also do not give effect to possible future sales of assets or certain of the operations or to any cost savings or other benefits of the business combination that may result from the integration of ESII and AEC.

The unaudited pro forma combined financial statements should be read in conjunction with the notes to the unaudited pro forma combined financial statements, the historical consolidated financial statements of AEC and related notes as previously filed with the Securities and Exchange Commission and incorporated herein.

                          AMERICAN ECOLOGY CORPORATION
                        PRO FORMA COMBINED BALANCE SHEET
                      ($ in 000's as of December 31, 2000)

                                                                                 Pro Forma
                                                                                Adjustments
                                                                                 Related to
                                                                                    the                 Pro Forma
                                                 AEC               ESII             ESII                Combined
                                              HISTORICAL        HISTORICAL      Acquisition             AEC and
                                               (Note 1)          (Note 2)         (Note 3)                ESII
--------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash                                            $ 4,122           $     4        $     --               $ 4,126
Investments                                          --             3,011              --                 3,011
Intercompany receivable                              --            14,296         (14,296)  (a)              --
Accounts receivable                               9,839             2,521              --                12,360
Income taxes receivable or deferred                 740                                --                   740
Inventory                                            --               198              --                   198
Prepaid expenses & other                          1,316               129              --                 1,445
                                                -------           -------        --------               -------
Total current assets                            $16,017           $20,160        $(19,801)              $21,880

Cash and investment securities
   pledged                                          235                --              --                   235
Property, plant and equipment, net               18,488             9,211           6,230  (c)(e)        33,929
Facility development costs                       27,430                --              --                27,430
Deferred taxes                                       --             5,505          (5,505)   (b)             --
Intangible assets                                   366                --              --                   366
Other assets                                      3,214               109                                 3,323
                                                -------           -------        --------               -------
Total assets                                    $65,750           $34,984        $(13,571)              $87,163
                                                =======           =======        =========              =======

LIABILITY AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long term debt               $ 1,094           $    --         $    --               $ 1,094
Accounts payable                                  2,680             1,463              --                 4,143
Accrued liabilities                               9,149             1,004              --                10,153
Accrued closure and post closure                    700                --              --                   700
   obligations
Income tax payable                                  115                55              --                   170
                                                -------           -------        --------               -------
Total current liabilities                        13,738             2,522                                16,260
                                                                                       --

Long term debt                                   10,775                --              --                10,775
Accrued closure and post closure                 15,253             9,874              --                25,127
   obligations
Bond payable                                         --             8,500              --                 8,500
Shareholders' equity                             25,984            14,088         (13,571) (e)(f)        26,501
                                                -------           -------        --------               -------
Total Liabilities and Shareholders'
Equity                                          $65,750          $ 34,984        $(13,571)             $ 87,163
                                                =======          ========        ========              ========

The accompanying notes are an integral part of these financial statements.

                          AMERICAN ECOLOGY CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      ($ in 000's except per share amounts)

                          Year ended December 31, 2000

                                                                                       Pro Forma
                                                                                      Adjustments
                                                                                       Related to
                                                                                         the
                                                           AEC             ESII          ESII                 Pro Forma
                                                       HISTORICAL       HISTORICAL    Acquisition              Combined
                                                         (Note 1)        (Note 2)       (Note 3)             AEC and ESII
                                                     ----------------------------------------------------------------------
Revenue                                                $ 41,958          $ 14,232         $    --              $ 56,190
Direct operating costs                                   21,832             7,136              --                28,968
                                                       --------          --------         -------              --------
Gross profit                                             20,126             7,096              --                27,222
Selling, general and administrative expenses             16,665             4,169             320 (e)            21,154

Income (loss) from operations                             3,461             2,927            (320)                6,068
Investment income                                           435               160              --                   596
Gain on sale of assets                                       92                --              --                    92
Interest Expense                                           (350)             (701)             --                (1,052)
Other income                                                841                 2                                   843
                                                       --------          --------         -------              --------
                                                                                               --

Income before taxes and extraordinary item                4,479             2,388            (320)                6,547
Income tax expense (benefit)                             $  (12)         $    892            (837)(f)          $     43
                                                       --------          --------         -------              --------

Income before extraordinary item                        $ 4,491          $  1,496             517              $  6,504

Extraordinary gain - early extinguishments of
debt                                                        206                --         $    --                   206
                                                       --------          --------         -------              --------

Net income                                              $ 4,697          $  1,496              --              $  6,710
Preferred stock dividends                                   398                --              --                   398
Net income available to common shareholders
                                                        $ 4,299          $  1,496         $   517              $  6,312
                                                        =======          ========         =======              ========

Basic earnings per share                                $   .31          $     --         $   .15              $    .46
                                                        =======          ========         =======              ========

Diluted earnings per share                              $   .26          $     --         $    11              $    .37
                                                        =======          ========         =======              ========
Dividends paid per common share                         $    --          $     --         $    --              $     --
                                                        =======          ========         =======              ========
Weighted average shares outstanding-
Common shares outstanding at year end                    13,711                                --                13,711
Effect of dilutive shares                                 3,157                                --                 3,157
                                                        --------                          -------              --------

The accompanying notes are an integral part of these financial statements

                          AMERICAN ECOLOGY CORPORATION
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  AMERICAN ECOLOGY CORPORATION HISTORICAL.

The historical balances represent the balance sheet and results of operations for AEC as of each period indicated as previously reported in the historical consolidated financial statements of AEC.

NOTE 2.  ENVIROSAFE SERVICES OF IDAHO HISTORICAL.

The historical balances represent the balance sheet and results of operations for ESII, the acquired contract of Sterling, Illinois operations and the closed facility at Bruneau, Idaho as of December 31, 2000 and each period indicated as reported.

NOTE 3.  PRO FORMA ADJUSTMENTS.

The pro forma adjustments were made to reflect the purchase price paid for the assets by AEC and to reflect the acquisition as if it had occurred on January 1, 2001. The pro forma adjustments related to the purchase allocation of ESII give effect to marking to fair market value of certain assets that were previously impaired under FASB 121 Impairment of Long-Lived Assets by the Seller. See Note
4. AEC has made these adjustments, principally the marking of certain assets to fair market value, consistent with the purchase method of accounting. AEC will consider future operational activities and results to determine if appraisals to both asset and liability accounts are required due to circumstances which may arise in the ordinary course of business. Other adjustments may be recorded based upon information to be received in the future and may have a significant impact on total assets, total liabilities, cost of operations, depreciation and amortization, and other expense accounts.

These pro forma adjustments do not reflect possible costs related to environmental matters, litigation liabilities, regulatory compliance matters, integration or certain abandonment of assets, all of which could result in additional future charges. Any purchase accounting adjustments, or related costs and possible charges arising from the purchase of ESII may materially impact the Company's future combined financial position and combined financial results of operations. These pro forma financial statements do not give effect to possible future sales of assets or certain of the operations or to any cost savings or other benefits of the business combination, which may result from the integration of ESII and AEC.

The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following (in thousands):

-----------------------------------------------------------------------------------------------------------
a)      Intercompany Receivables         To eliminate all intercompany accounts for the
                                         combined financial statement position between ESII and
                                         the Seller.                                                $14,296
-----------------------------------------------------------------------------------------------------------
b)      Deferred Income Taxes            AEC has a valuation allowance for income taxes and
                                         therefore this deferred tax asset is eliminated, as
                                         well as the corresponding deferred tax credit.              $5,505
-----------------------------------------------------------------------------------------------------------
c)      Property, Plant and Equipment    To mark acquired assets up to current fair market           $6,550
                                         value
-----------------------------------------------------------------------------------------------------------
d)      Shareholder's Equity             To eliminate prior owners equity.                          $14,088
-----------------------------------------------------------------------------------------------------------
e)      Depreciation Expense             To record one year's depreciation and amortization for
                                         assets that were marked up to their fair market value
                                         using an estimated 20 year life.                              $320
-----------------------------------------------------------------------------------------------------------
f)      Income Tax Expense               To reduce  income tax expense  since AEC has loss carry
                                         forwards that would reduce the amount of federal
                                         income tax expense.                                           $837
-----------------------------------------------------------------------------------------------------------

NOTE 4. PROPERTY PLANT AND EQUIPMENT.

In December 1999, the Seller recorded an impairment loss on ESII of $9,599,361 to reduce the long-lived assets related to the estimated fair value of landfill site. The write-down of assets included $6,505,999 of property, plant and equipment, $3,084,986 of landfill permits, and $8,376 related to other long-lived assets. In addition, the estimated lives of certain remaining assets at the Company's landfill sites were reviewed and subsequently reduced, corresponding to the estimates of future cash flows used to calculate their fair value. At December 31, 2000, the facility had approximately four years of capacity remaining at the current fill rates. However, in late January 2001 ESII received approval of a facility expansion siting application by the State of Idaho Department of Environmental Quality that provides in excess of 25 years of future disposal capacity based on current fill rates. This material extension of the useful life of ESII permits and facility requires the Company to revalue certain assets to their current fair market value. Using the requirements of FASB 121 and 71 the Company made an evaluation of the future income from operations of the ESII facility and the related assets of business, and related expenses of operation to determine there was no impairment at these values. While the Company did not have appraisals performed for the assets, the estimated fair market value was used in valuing the following items to restore these values of total property, plant and equipment:

Part B Permit and A/A Permit with Permitted Land                                 $ 3,085,000
Landfill Development                                                               1,269,000
Land                                                                                 622,000
Buildings                                                                          1,574,000
                                                                                 -----------
Total Increase in Property, Plant and Equipment                                  $ 6,550,000

Capitalized landfill costs include expenditures for land and related airspace, permitting costs, and cell development costs. Landfill permitting and preparation costs represent only direct costs related to these activities including, legal fees, engineers fee, construction costs, and Company personnel dedicated to these efforts. The Company will use the same accounting treatment with ESII cell development amortization, and permit amortization as it does with other owned facilities.

NOTE 5.  INSURANCE AND FINANCIAL ASSURANCE MATTERS.

AEC obtained insurance for ESII consistent with those insurance policies carried at its other facilities and consistent with industry standards. These insurance policies include a property, casualty, environmental, and closure/post closure policies. ESII had previously maintained a bond to secure closure and post closure financial assurance for the Idaho facility until about March 9, 2001. This bond was collateralized with $2.5 million in cash held at a commercial bank. Simultaneous with closing, AEC arranged an acceptable financial assurance for the ESII facility through its insurance carrier. Subsequent to closing, the Idaho Department of Environmental Quality ("IDEQ") issued a letter releasing the Frontier Surety Bond in the amount of $15 million. After the release of this bond by the IDEQ, the $2.5 million in cash, held as collateral for the bond, was released to the Company.

NOTE 6.  EARNINGS PER SHARE.

ESII was a wholly owned subsidiary of its parent company Envirosource Technologies, Inc. and therefore had no shares traded in the market place. Since ESII was acquired for cash and assumed debt rather than stock or convertible debt, the pro forma combination of both basic and diluted earnings per share only has a change in the total net income and no change in the weighted average number of common shares outstanding.


                                         (000's except per share amounts)
                                           Year Ended December 31, 2000

                                                               Pro Forma
                                   ------------------------------------------

                                                                                         Combined
                                                        Historical      Historical        AEC and
                                                           AEC             ESII             ESII
                                                ---------------------------------------------------
Income before extraordinary item                          $ 4,491          $1,496         $ 5,987
Net Income                                                  4,697           1,496           6,193
      Preferred stock dividends                               398              --             398
                                                          -------          ------
        Net income available to
          Common shareholders                             $ 4,299          $1,496         $ 5,795

Weighted average shares outstanding-
    Common shares outstanding at year end                  13,711              --          13,711
     Effect of dilutive shares                              3,157              --           3,157

Basic earnings per share                                  $   .31          $  .11         $   .42
                                                          =======          ======         =======
Diluted earnings per share                                $   .26          $  .08         $   .34
                                                          =======          ======         =======

NOTE 7. DEFERRED INCOME TAXES.

Prior to the acquisition, ESII was wholly owned subsidiary of Envirosource Technologies, Inc., which is a wholly owned subsidiary of Envirosource, Inc. Under consolidation policies of Envirosource, Inc. the amount of income tax expense (benefit) was not shown on the ESII's books either as income tax payable or deferred tax asset. These amounts were recorded as intercompany transactions and were reported on a consolidated basis at a straight statutory rate of 35%. No tax provision or M-1 reconciling items were used to determine federal and state deferred and current tax expense or benefit reported on ESII's books. For the purpose of presenting ESII separately, the deferred and current tax expenses were calculated and any corresponding entries were recorded through the intercompany accounts as though Envirosource, Inc. has recorded the income tax amounts on ESII's books.

AEC has not reported a deferred tax asset as a result of recording a valuation allowance against the assets. For the pro forma financial statement presentation, the deferred tax asset for ESII was reduced to reflect AEC's valuation allowance.

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors
Envirosafe Services of Idaho, Inc.

We have audited the accompanying balance sheets of Envirosafe Services of Idaho, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Envirosafe Services of Idaho, Inc. as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles in the United States of America.




Balukoff, Lindstrom & Co., P.A.


Boise, Idaho
March 15, 2001

                       ENVIROSAFE SERVICES OF IDAHO, INC.
                                 BALANCE SHEETS
                                  ($ in 000's)

                                                                          As of December 31,
                                                                          ------------------
                                                                          2000          1999
                                                                          ----          ----
ASSETS
Current Assets:
Cash                                                                   $     4        $     4
Investments
                                                                         3,011         15,575
Intercompany receivable (payable)
                                                                        14,297           (780)
Accounts receivable                                                      3,049          2,059
Less:  Allowance for bad debts                                            (528)           (11)
Inventory                                                                  198            150
Prepaid expenses & Other                                                   129            161
                                                                       -------        -------
Total current assets                                                    20,160         17,158


Property and equipment, at cost                                         20,989         21,542
  Accumulated depreciation                                             (11,778)       (10,375)
                                                                       -------        -------
                                                                         9,211         11,167

Deferred taxes                                                           5,505          5,432
Other assets                                                               108            182
                                                                       -------       --------
Total assets                                                           $34,984       $ 33,939
                                                                       =======       ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                       $ 1,463       $  1,100
Income tax payable                                                          55             --
Other a/p and accrued                                                    1,004          1,350
                                                                       -------       --------
Total current liabilities                                                2,522          2,450

Long-term liabilities:
Accrued closure and post-closure obligations                             9,874         10,397
Bond payable                                                             8,500          8,500
                                                                       -------       --------
Total liabilities                                                       20,896         21,347

Shareholder's Equity                                                    14,088         12,592
                                                                       -------       --------
Total Liabilities and Shareholder's Equity                             $34,984       $ 33,939
                                                                       =======       ========

The accompanying notes are an integral part of these financial statements.

                       ENVIROSAFE SERVICES OF IDAHO, INC.
                             STATEMENTS OF OPERATION
                                  ($ in 000's)


                                                         Year ended December 31,
                                                            2000              1999
                                                            ----              ----
Revenue                                               $   14,232        $   11,613

Cost of goods sold                                         7,136             5,825
                                                      ----------        ----------

Gross profit                                               7,096             5,788

Selling, general and administrative expenses               4,169             5,887
                                                      ----------        ----------
                                                           2,927               (99)

Other income
  Loss on Impairment                                          --            (9,599)
  Other income                                                 2                 3
  Investment income                                          160               618
  Interest expense                                          (701)             (701)
                                                      ----------        ----------
                                                            (539)           (9,679)

Net income before taxes                               $    2,388        $   (9,778)
                                                      ----------        ----------

Income taxes                                                 892            (3,421)
                                                      ----------        ----------
Net income (loss)                                     $    1,496        $   (6,357)
                                                      ==========        ==========

The accompanying notes are an integral part of these financial statements.

                       ENVIROSAFE SERVICES OF IDAHO, INC.
                       STATEMENTS OF SHAREHOLDER'S EQUITY
                           DECEMBER 31, 2000 AND 1999
                                  ($ in 000's)

                                                              Additional       Accumulated
                                                  Common        Paid-In          Earnings
                                                  Stock         Capital          (Deficit)           Total
                                                  -----         -------          ----------          -----
Balance, December 31, 1998                          $ 1        $ 27,165           $ (8,217)         $ 18,949

      Net Income                                      -               -             (6,356)           (6,357)
-------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                          $ 1        $ 27,165          $ (14,574)         $ 12,592

      Net Income                                      -               -              1,496             1,496
-------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                          $ 1        $ 27,165          $(13, 078)         $ 14,088
-------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                       ENVIROSAFE SERVICES OF IDAHO, INC.
                            STATEMENTS OF CASH FLOWS
                                  ($ in 000's)

                                                                                 Year ended December 31,
                                                                                 ------------------------
                                                                                  2000              1999
                                                                                  ----              ----
Cash flows from operating activities:
Net income (loss)                                                              $ 1,496         $  (6,357)
Adjustments to reconcile net income (loss) to net
      cash provided by operating activities
  Depreciation and amortization                                                  2,121             2,894
  Loss on disposal of assets                                                       215                74
  Realized loss on investments                                                       -               366
  Loss on impairment                                                                 -             9,599
Changes in operating assets and liabilities
  Receivables                                                                     (474)            1,389
  Intercompany receivables                                                     (15,076)           (3,792)
  Inventory                                                                        (48)               22
  Deferred tax asset                                                               (72)           (3,200)
  Prepaid expenses                                                                  32              (150)
  Accounts payable and accrued expenses                                           (551)              860
  Income tax payable                                                                55                --
                                                                               -------         ---------

Net cash provided by (used in) operating activities                            (12,302)            1,705

Cash flows from investing activities
  Purchase of equipment and vehicles                                              (204)           (1,350)
  Purchase of other asset                                                          (57)             (140)
  Purchases of investments                                                      (2,808)          (26,583)
  Proceeds from the sale of investments                                         15,371            26,375
                                                                               -------         ---------
Net cash provided by (used in) investing activities                             12,302            (1,698)

Net increase in cash                                                                --                 7
Cash at beginning of year                                                            4                (3)

Cash at end of year                                                            $     4          $      4
                                                                               =======          ========
Supplemental disclosure of cash flow information:
      Interest paid                                                            $   701          $    701

The accompanying notes are an integral part of these financial statements.

                       ENVIROSAFE SERVICES OF IDAHO, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.   NATURE OF BUSINESS.

Envirosafe Services of Idaho, Inc. ("ESII") owns approximately 1,760 acres of land about 50 miles southeast of Boise, Idaho where it operates a hazardous waste treatment and disposal facility. The site is licensed to provide services for handling and disposing of PCB and hazardous waste, and certain naturally occurring radioactive materials ("NORM"). ESII also owns and operates a rail transfer station located approximately 30 miles from the site. The Idaho facilities receive waste from various customers located across the United States. One of the major services provided is a patented US EPA-approved steel mill waste treatment technology to stabilize and delist certain hazardous wastes generated by steel mills, allowing economical disposal as non-hazardous industrial waste. A second major market for ESII is accepting certain NORM waste under a five year renewable contract with the U.S. Army Corps of Engineers. The Idaho facilities operate under regulations and permits issued by the IDEQ and the U.S. Environmental Protection Agency ("US EPA").

ESII is also licensed to use the patented delisting technology at a dedicated use treatment facility operated under contract to a steel mill in Sterling, Illinois. The facility is regulated by the Illinois Environmental Protection Agency.

The accompanying statements of operations have been prepared from the books and records maintained by the Company and Envirosource, Inc. The statements of operations may not necessarily be indicative of the results of operations that would have been obtained if the Company had been operated as an independent entity. The statements of operations include allocation of certain expenses, which are material in amount. Such expenses are allocations for corporate services, overhead and interest.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Cash equivalents.
Cash equivalents are highly liquid investments with maturities of three months or less when acquired.

Revenue Recognition.
Generally, revenues are recognized as services are performed, and as waste materials are buried or processed.

Inventory.
Inventory is stated at the lower of cost (first in first out method) or market.

Property and Equipment.
Property and equipment are recorded at cost and depreciated on straight-line and declining balance methods over estimated useful lives. See Note 4 for major categories of property and equipment. Lease obligations for which ESII assumes or retains substantially all the property rights and risks of ownership are capitalized. Replacements and major repairs of property and equipment are capitalized and retirements are made when the useful life has been exhausted. Minor components and parts are charged to expense as incurred.

Land is comprised of property owned at the processing and disposal sites. Land owned and used for disposal is depleted over the estimated useful life of the disposal site on a straight-line basis. Cell development costs represent waste disposal facility preparation costs that are capitalized and charged to operating costs as disposal space is utilized. AEC engaged certified engineers and surveyors to make independent surveys and measure remaining cell volume.

Permitting Costs.
Landfill permit costs to acquire and maintain landfill permits are deferred and amortized based on the ratio of cubic yards of disposal capacity utilized to total cubic yards of disposal capacity.

Accrued Closure and Post-Closure.
The estimated costs of future closure and post-closure monitoring and maintenance of landfills are amortized or accrued based on the ratio of cubic yards of disposal capacity utilized to total cubic yards of disposal capacity. Closure costs are similar to landfill development costs, but are generally incurred for above ground construction.

Landfill closure costs and post-closure obligations (accrued as liabilities in the balance sheet) at the ESII landfill were previously secured by an IDEQ controlled trust fund that invested in U.S. government and government agency securities. At December 31, 1999 this trust fund totaled $15.2 million. However, in 1999 ESII obtained permission from the IDEQ to replace this trust fund with a surety bond obtained from a surety company. The entire $15.2 million balance of the trust fund was recovered in the first quarter of 2000. Accordingly, the trust fund was classified as short-term on the accompanying balance sheet at December 31, 1999. However, the surety company required that ESII pledge $2.5 million in support of the bond. These investments, totaling $2.6 million and $15.2 million at December 31, 2000 and 1999 were classified as "available-for-sale," and were carried at amortized cost, which approximates market value. Interest income and realized gains and losses were recognized in earnings.

Insurance.
Prior to the acquisition, AEC obtained insurance for ESII consistent with those insurance policies carried at its other facilities, consistent with industry standards and meeting applicable regulatory requirements. These insurance policies include a property, casualty, environmental, and closure/post closure policies. ESII had previously maintained a bond to secure closure and post closure financial assurance for the Idaho facility until about March 9, 2001. This bond was collateralized with $2.5 million in cash held at a commercial bank. Simultaneous with closing, AEC was able arranged an acceptable financial assurance for the ESII facility through its insurance carrier. Subsequent to closing, the Idaho Department of Environmental Quality ("IDEQ") issued a letter releasing the Frontier Surety Bond in the amount of $15 million. After the release of this bond by the IDEQ, the $2.5 million in cash, held as collateral for the bond, was released to AEC.

Use of Estimates.
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. ESII used significant estimates in the accompanying financial statements primarily related to a determination of closure and post closure obligation costs and recoverability of property and equipment assets. Actual results could differ from these estimates.

Major Customers.
ESII's major customers, which accounted for more than 10% of revenue for the year 2000 and 1999 as follows:

--------------------------------------------------------------------------------------------------------------
                                                                    2000                                1999
                                                                    ----                                ----
--------------------------------------------------------------------------------------------------------------
U.S. Army Corps of Engineers                                 $ 1,751,000                          $       --
--------------------------------------------------------------------------------------------------------------
Nucor Steel                                                  $        --                          $1,758,000
--------------------------------------------------------------------------------------------------------------
Environmental Chemical Corporation                           $        --                          $2,160,000
--------------------------------------------------------------------------------------------------------------
Northwest  Steel and Wire                                    $ 2,500,000                          $2,500,000
--------------------------------------------------------------------------------------------------------------

Credit Risk Concentration.

Concentrations of credit risk with respect to accounts receivable are believed to be limited due to the number, diversification and character of the obligors and ESII's credit evaluation process. Typically, ESII has not required collateral for such obligations.

New Accounting Pronouncements.
The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards 137 "Deferral of the Effective Date of FASB Statement 133." FASB 133 established standards for recognizing all derivative instruments including those for hedging activities as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. FASB No. 133 is deferred until fiscal quarters beginning after June 15, 2000. Management believes the adoption of this statement will have no material impact on ESII's financial statements.

NOTE 3.  CASH AND INVESTMENT SECURITIES.

Cash and investment securities at December 31, 2000 and 1999 were as follows (in thousands):

                                                                  Market                   Unrealized
December 31, 2000                        Cost                      Value                   Gain/(loss)
                                         ----                      -----                   -----------
Cash and cash equivalents        $          4                $         4                   $        --
Securities available for sale           3,011                      3,011                            --
                                 ------------                -----------                   -----------
Total                            $      3,015                $     3,015                   $        --
                                 ============                ===========                   ===========

December 31, 1999

Cash and cash equivalents        $          4                $         4                   $        --
Securities available for sale          15,575                     15,575                            --
                                 ------------                -----------                   -----------
Total                            $     15,579                $    15,579                   $        --
                                 ============                ===========                   ===========

Investments in securities available for sale at December 31, 2000 and 1999 consisted of the following (in thousands):

                                                                                2000                   1999
                                                                                ----                   ----
Corporate Bonds/Commercial Paper                                              $  406                $   371
Treasury Strips                                                                2,573                     --
Money market accounts and other                                                   32                 15,204
                                                                              ------                -------

                                                                              $3,011                $15,573
                                                                              ======                =======

                                                                                2000                   1999
                                                                                ----                   ----
Investment income is made up of the following components:
Interest revenue                                                              $  160                $   984
Realized losses                                                                   --                   (366)
                                                                              ------                -------
                                                                              $  160                $   618
                                                                              ======                =======




NOTE 4.  PROPERTY AND EQUIPMENT.

Property and equipment at December 31, 2000, and 1999, were as follows (in thousands):

                                                                                  2000                 1999
                                                                                  ----                 ----
Construction in progress                                                       $    45              $   138
Land                                                                               160                   83
Plant Equipment                                                                 18,286               18,823
Buildings and improvements                                                       1,812                1,812
Office equipment                                                                   621                  621
Vehicles                                                                            65                   65
                                                                                20,989               21,542
Less: Accumulated depletion, depreciation and amortization                     (11,778)             (10,375)
                                                                               -------              -------
Property and Equipment, net                                                    $ 9,211              $11,167
                                                                               =======              =======


Depreciation expense was $2,121,000 and $2,894,000 for 2000 and 1999 respectively.

NOTE 5.  ACCRUED CLOSURE AND POST CLOSURE OBLIGATION.

Closure and post closure obligation accruals at December 31, 2000 and 1999 were as follows (in thousands):


                                                                                  2000                 1999
                                                                                  ----                 ----
Accrued costs associated with open facilities                                   $8,794                $ 9,317

Accrued costs associated with closed facilities                                  1,080                  1,080
                                                                                ------                -------
    Total                                                                       $9,874                $10,397
                                                                                ======                =======

Closure and post closure obligation includes the accruals associated with obligations and liabilities of ESII's operating and closed disposal sites and for corrective actions and remediation. ESII generally provides accruals for the estimated costs of closures and post-closures monitoring and maintenance as permitted airspace of such sites is consumed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Third party engineering companies make these estimates.

NOTE 6.   LONG TERM DEBT.

Long term debt at December 31, 2000 and 1999 consisted of the following (in thousands):

                                                                                  2000                 1999
                                                                                  ----                 ----
Industrial revenue bond financings                                              $ 8,500               $ 8,500

Aggregate maturity of future minimum payments under revenue bonds is as follows (in thousands):

                      Year Ended
                     December 31,

                         2001                               $   --
                         2002                                8,500
                                                            ------
                         TOTAL                              $8,500
                                                            ======


The $8.5 million industrial revenue bond financing carries an effective interest rate of 8.25% with semi-annual interest payments and principal due November 1, 2002.

NOTE 7. INCOME TAXES.

The components of the income tax provision (benefit) were as follows (in thousands):

                                                                            Year Ended December 31,
                                                                            2000               1999
                                                                            ----               ----
Current  - Federal                                                        $  909            $  (221)
         -  State                                                             55                 --
                                                                          ------            -------

                                                                             964               (221)
                                                                          ------            -------

Deferred  - Federal                                                          (72)            (3,200)
                                                                          ------            -------
                                                                          $  892            $(3,421)
                                                                          -------           -------

The following reconciles between the effective income tax (benefit) rate and the applicable statutory federal and state income tax (benefit) rate:

                                                                            Year Ended December 31,
                                                                            2000               1999
                                                                            ----               ----
Income tax (benefit) - statutory rate                                     $  836            $(3,422)
State taxes                                                                   36                 --
Other, net                                                                    19                  1
                                                                          ------            -------
                                     Federal and state taxes              $  892            $(3,421)
                                                                          ------            -------

The tax effects of temporary differences between income for financial reporting and taxes that gave rise to significant portions of the deferred tax assets and liabilities and their changes during the year were as follows (in thousands)

                                                                                 Deferred
                                                         December 31, 2000       Provision    December 31, 1999
                                                         -----------------       ---------    -----------------
Deferred tax assets
Environmental compliance and other site related
costs, principally due to accruals for financial
reporting purposes                                             $   2,788       $    290             $   2,498
Depreciation and amortization
                                                                   2,258            (97)                2,355
Other                                                                621           (132)                  753
                                                               ---------       --------             ---------
Total gross deferred tax assets                                $   5,667       $     61             $   5,606

Deferred tax liability
Permitted land                                                      (162)            12                  (174)
                                                               ---------       --------             ---------

Total gross deferred tax liabilities                                (162)            12                  (174)
                                                               ---------       --------             ---------

Net deferred tax assets                                        $   5,505       $     73             $   5,432
                                                               =========       ========             =========

ESII is a wholly owned subsidiary of Envirosource Technologies, Inc. Under consolidation policies of Envirosource, Inc., the parent of Envirosource Technologies, Inc., the amount of income tax expense (benefit) was not shown as a income tax payable or deferred tax asset on ESII's books. These amounts were recorded as intercompany transactions and were reported on a consolidated basis at a straight statutory rate of 35%. No tax provision or M-1 reconciling items were used to determine the federal and state deferred and current tax expense or benefit reported on ESII's books. For the purpose of presenting ESII separately, the deferred and current tax expenses were calculated and any corresponding entries were recorded through the intercompany accounts as though Envirosource, Inc. had recorded the income tax amounts on ESII's books.

NOTE 8.  SUBSEQUENT EVENT.

On February 2, 2001, American Ecology Corporation, ("AEC" or the "Company") announced the acquisition of all the capital stock of Envirosafe Services of Idaho, Inc. a Delaware corporation ("ESII").The acquisition was pursuant a Stock Purchase Agreement (the "Agreement") by and among the

Company, its wholly-owned subsidiary American Ecology Environmental Services Corporation, a Texas corporation, Envirosource Technologies Inc., a Delaware corporation whose main offices are located at 1155 Business Center Drive, Horsham, Pennsylvania 19044, (the "Seller") and Envirosource, Inc., a Delaware corporation, and parent company of Envirosource Technologies Inc. The purchase agreement is dated February 1, 2001.

Under the terms of the Agreement, the Company paid One Thousand and 00/100 dollars ($1,000.00) in cash for all of the outstanding capital stock of ESII, a subsidiary of Envirosource Technologies Inc. Through the acquisition of all of the capital stock of ESSI, the Company acquired assets and assumed liabilities totaling approximately $20.4 million. The acquisition was accounted for using the purchase accounting method. The respective board of directors of each company approved the acquisition. The purchase price was paid from the Company's working capital. There was no prior business relationship between the Company and the Seller.

Pursuant to the Agreement, the Company acquired all of the authorized and issued stock of ESII, thereby obtaining ownership of all ESII assets and liabilities. The principal ESII assets are a Resource Conservation and Recovery Act ("RCRA") and Toxic Substances Control Act ("TSCA") permitted waste treatment and disposal facility located in Grandview, Idaho, a contract to operate a hazardous waste treatment facility located at an Illinois steel mill site in Sterling, Illinois ("Sterling"), exclusive rights to use a patented hazardous waste treatment process for steel mill electric arc furnace dust waste within a defined service territory in the western United States, and a hazardous waste disposal facility near Bruneau, Idaho previously closed in accordance with RCRA. The assets acquired totaled approximately $20.4 million on February 2, 2001.

NOTE 9.  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which is intended to establish more consistent accounting standards for measuring the recoverability of long-lived assets. Based on the Seller's attempts to sell the facility and not pursuing additional capacity, ESII and Seller management deemed an impairment review of the ESII's long-lived assets was required, and performed such a review. The resulting estimate of undiscounted future cash flows of the ESII's businesses indicated an impairment of the long-lived assets in use at the ESII waste landfill site. Envirosource Inc.s' management estimated the fair value of these assets using the estimated future cash flows, discounted at a rate commensurate with it's long-term borrowing rates. Accordingly, in December 1999 ESII recorded an impairment loss of $9,599,361 to reduce the long-lived assets related to the landfill site to their estimated fair value. The write-down included $6,505,999 of property, plant and equipment, $3,084,986 of landfill permits, and $8,376 related to other long-lived assets. In addition, the estimated lives of certain remaining assets at the Seller's landfill sites were reviewed and subsequently reduced, corresponding to the estimates of future cash flows used to calculate their fair value.

NOTE 10.   COMMITMENTS AND CONTINGENCIES.

In the ordinary course of conducting business, ESII becomes involved in judicial and administrative proceedings involving federal, state and local governmental authorities. There may also be actions brought by individuals or groups in connection with permitting of planned facilities, alleging violations of existing permits, or alleging damages suffered from exposure to hazardous substances purportedly released from ESII or AEC operated sites, and other litigation. ESII and AEC maintain insurance intended to cover property and damage claims asserted as a result of its operations.

Periodically management reviews and considers establishing reserves for legal and administrative matters, or fees expected to be incurred in connection therewith. At this time, management believes the resolution of these matters will not have a material adverse effect on ESII's financial position, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                             AMERICAN ECOLOGY CORPORATION
                                     (Registrant)


Date: April 13, 2001         By: /s/ Jack K. Lemley
                                  ------------------
                                 Jack K. Lemley
                                 Chairman, Chief Executive Officer, & President

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------

 23.1          Consent of Balukoff, Lindstrom & Co., P.A.